Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contacts	Investor Relations
Covad Communications	Covad Communications
Kathleen Greene	Susan Jin Davis
408-952-7434	408-434-2130
kgreene@covad.com	investorrelations@covad.com
Lisa Hook Joins Covad Board of Directors
San Jose, Calif. (November 15, 2005) — Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, today announced that Lisa Hook has joined its Board of Directors.
“Covad is honored to have Lisa Hook serve on our Board of Directors. She brings to Covad a great deal of knowledge and insight into next-generation broadband communications and we think her leadership skills will be a valuable asset to our company,” said Charles Hoffman, president and chief executive officer of Covad.
“Broadband innovation will be a key driver in the telecommunications industry for years to come,” said Hook. “I look forward to working alongside Covad as they continue to deliver services that help the business market to keep a step ahead.”
Hook recently retired from AOL where she was President of AOL Broadband, Premium, and Developer Services. In that role, she led the development, launch and marketing and operation of AOL’s Broadband service, from under 300,000 subscribers in April 2002 to over 5 million subscribers as of December 31, 2004. In addition, Hook started the Company’s Premium Services Business, driving that group from start-up in early 2003 to over 2 million subscribers as of December 31, 2004. Hook’s earlier roles at AOL included launching AOL’s wireless and building the voice services businesses.
Prior to joining AOL, Hook was a partner at Brera Capital Partners LLC, a private equity firm focused on investing in media and telecommunications. Hook also has served as Executive Vice President and Chief Operating Officer and as a director of Time Warner Telecommunications and later was Vice President of Time Warner, Inc. managing various telecom-related transactions and operating matters.
Earlier in her career, Hook served as Legal Advisor to the Federal Communications Commission Chairman. Before that, she served as Senior Attorney at Viacom International Inc., where she oversaw the legal department of Viacom’s cable division. Hook was also an associate with the law firm of Hogan & Hartson in Washington.

Hook is also a member of the Board of Trustees of the National Public Radio Foundation. Hook has a bachelor’s degree from Duke University in North Carolina and a Juris Doctor from The Dickinson School of Law in Pennsylvania.
About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
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